Exhibit 99.r(2)

CODE OF ETHICS

I. INTRODUCTION

High ethical standards are essential for the success of RFFM and to maintain the confidence of investors in investment funds managed by RFFM (“clients”). RFFM’s long-term business interests are best served by adherence to the principle that the interests of clients come first. We have a fiduciary duty to clients to act solely for the benefit of our clients. All employees of RFFM’s New York City office, including directors and officers, must put the interests of RFFM’s clients before their own personal interests and must act honestly and fairly in all respects in dealings with clients. All such individuals must also comply with all federal securities laws. In recognition of RFFM’s fiduciary duty to its clients and RFFM’s desire to maintain its high ethical standards, RFFM has adopted this Code of Ethics (the “Code”) containing provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of the RFFM client. Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment by RFFM. If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer, who is charged with the administration of this Code of Ethics.

II.           DEFINITIONS

1.                                      Access Person means any member, officer, director or employee of RFFM or other person who provides investment advice on behalf of RFFM and is subject to the supervision and control of RFFM who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding portfolio holdings of any reportable fund.

2.                                      Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

3.                                      Beneficial ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

4.                                      Covered Person means any member, officer, employee, or Access Person of RFFM’s New York City office. (Schedule A)

5.                                      Personal Account means any account in which a Covered Person has any beneficial ownership.

6.                                      Reportable Security means a security as defined in section 202(a)(18) of the Act (15 U.S.C. 80b-2(a)(18)) except that it does not include:

(i)                                     Direct obligations of the Government of the United States;

(ii)                                  Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)                               Shares issued by money market funds;

(iv)                              Shares issued by registered open-end funds; and

(v)                                 Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which are reportable funds.

7.                                      Restricted List means the lists maintained by RFFM that lists all companies for which RFFM has material, non-public information

8.                                      Restricted Security means any publicly traded security of a company that is on a Restricted List.

9.                                      Short Sale means the sale of securities that the seller does not own. A Short Sale is “against the box” to the extent that the seller contemporaneously owns or has the right to obtain securities identical to those sold short, at no added cost.

III.                              APPLICABILITY OF CODE OF ETHICS

Personal Accounts of Covered Persons. This Code of Ethics applies to all Personal Accounts of all Covered Persons.

A Personal Account also includes an account maintained by or for:

•                  A Covered Person’s spouse (other than a legally separated or divorced spouse of the Covered Person) and minor children;

•                  Any immediate family members who live in the Covered Person’s household;

•                  Any persons to whom the Covered Person provides primary financial support, and either (i) whose financial affairs the Covered Person controls, or (ii) for whom the Covered Person provides discretionary advisory services; and

•                  Any partnership, corporation or other entity in which the Covered Person has a 25% or greater beneficial interest, or in which the Covered Person exercises effective control.

A comprehensive list of all Covered Persons and Personal Accounts will be maintained by the RFFM’s Compliance Officer.

IV.                               RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

1.                                      General. It is the responsibility of each Covered Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Covered Persons may be effected only in accordance with the provisions of this Section.

2.                                      Prohibitions on Trading in Securities on the Restricted List and Pre-Clearance of Trades. A Covered Person may not execute any personal securities transaction of any kind in any securities on the Restricted List. Employees must obtain approval from the Compliance Officer or Assistant Compliance Officer prior to affecting any securities transaction in a personal or related account for which the employee exercises control. Approval is effective the day it is granted and the following business day. Therefore, the trade for which approval is sought must be executed on the day the approval is granted or the following business day only. Pre-approval will not be required for any transaction that do not involve Reportable Securities or for any beneficial account for which the employee does not have discretionary trading authority. The trading approval process will not allow for approval from being processed if a security is on the Restricted List.

3.                                      Short Sales. A Covered Person may not engage in any short sale of a security on a Restricted List. However, short sales of securities that are not on a Restricted List “against the box” are permitted.

4.                                      Private Placements and Investment Opportunities of Limited Availability. A Covered Person may not acquire any beneficial ownership in ANY securities in any private placement of securities or investment opportunity of limited availability unless the Compliance Officer has given express prior written approval. The Compliance Officer, in determining whether approval should be given, will take into account, among other factors, whether the investment opportunity should be reserved for clients and whether the opportunity is being offered to the Covered Person by virtue of his or her position with RFFM.

5.                                      Service on Boards of Directors; Other Business Activities. An Access Person may not serve as a director (or similar position) on the board or a member of a credit committee of any company unless the Access Person has received written approval from the Compliance Officer and RFFM has adopted policies to address such service. Authorization will be based upon a determination that the board service would not be inconsistent with the interest of any client account. At the time an Access Person submits the initial holdings report in accordance with Section VI of this Code of Ethics, the Covered Person will submit to the Compliance Officer a description of any business activities in which the Access Person has a significant role.

6.                                      Gifts. A Covered Person is prohibited from using his or her position at RFFM to obtain an item of value from any person or company that does business with RFFM. Covered Persons are prohibited from accepting any gift greater than $300 in value from any person or company that does business with RFFM or a private investment vehicle managed by RFFM. Unsolicited business entertainment, including meals or tickets to cultural and sporting events are permitted if: a) they are not so frequent or of such high value as to raise a question of impropriety and b) the person providing the entertainment is present at the event.

V.                                    REPORTING

1.              Duplicate Copies of Broker’s Confirmations and Account Statements to RFFM. All Covered Persons must direct their brokers or custodians or any persons managing the Covered Person’s account to supply the Assistant Compliance Officer with:

•                                duplicate copies of securities trade confirmations (“Broker’s Confirmations”) within 30 days after the Covered Person’s transaction

•                                the Covered Person’s monthly and quarterly brokerage statements

2.                                      New Accounts. Each Covered Person must notify the Compliance Officer promptly if the Covered Person opens any new account in which any securities are held with a broker or custodian or moves such an existing account to a different broker or custodian.

3.                                      Disclosure of Securities Holdings. All Covered Persons will, upon the commencement of employment with RFFM’s New York City Office, submit an initial statement to the Compliance Officer listing all of the:

•                                               securities in which the Covered Person has any beneficial ownership, (including title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the Covered Person has any beneficial ownership);

a.                                      the names of any brokerage firms or banks where the Covered Person has an account in which ANY securities are held.

b.                                      The report must be dated the day the Covered Person submits it, and must contain information that is current as of a date no more than 45 days prior to the date the person becomes a Covered Person. Covered Persons will annually submit to the Compliance Officer an updated statement, which must be current as of a date no more than 45 days prior to the date the report was submitted. A form of the initial report is set forth in Attachment C.

4.                                      Exceptions to Reporting Requirements. A Covered Person need not submit any report with respect to securities held in accounts over which the Covered Person has not direct or indirect influence or control or transaction reports with respect to transactions effected pursuant to an automatic investment plan.

5.                                      Transactions Subject to Review. The Reportable Securities transactions reported on the Broker’s Confirmations will be reviewed and compared against the Restricted List.

VI.                               RECORDKEEPING

The Compliance Officer will keep in an easily accessible place for at least five (5) years copies of this Code of Ethics, all Broker’s Confirmations and periodic statements and reports of Covered Persons, records of violations and actions taken as a result of violations, acknowledgments and other memoranda relating to the administration of this Code of Ethics.

The Compliance Officer will maintain a list of all Covered Persons currently and for the last five (5) years.

All periodic brokerage statements of Covered Persons shall be kept electronically in a computer database for a period of one year.

VII.                          OVERSIGHT OF CODE OF ETHICS

1.                                      Acknowledgment. The Compliance Officer will annually distribute a copy of the Code of Ethics to all Covered Persons. The Compliance Officer will also distribute promptly all amendments to the Code of Ethics. All Covered Persons are required annually to sign and acknowledge their receipt of this Code of Ethics by signing the form of acknowledgment (attached as Attachment D) or such other form as may be approved by the Compliance Officer.

2.                                      Review of Transactions. Each Covered Person’s transactions in his/her Personal Account will be reviewed on a regular basis and compared against the Restricted List. Any Covered Person transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the management of RFFM.

3.                                      Sanctions. RFFM’s management, with advice of legal counsel, at their discretion, will consider reports made to them and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

4.                                           Authority to Exempt Transactions. The Compliance Officer has the authority to exempt any Covered Person or any personal securities transaction of a Covered Person from any or all of the provisions of this Code of Ethics if the Compliance Officer determines that such exemption would not be against any interests of an RFFM client and in accordance with applicable law. The Compliance Officer will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

VIII. CONFIDENTIALITY

All reports of personal securities transactions and any other information filed pursuant to this Code of Ethics will be treated as confidential to the extent permitted by law.

SCHEDULE A

RESOURCE FINANCIAL FUND MANAGEMENT, INC.

COVERED PERSONS

NAME	START DATE	END DATE

Jeffrey Blomstrom	February 1, 2006
Jonathan Cohen	February 1, 2006
Shivan Govindan	February 1, 2006
Matt Elsom	February 1, 2006
Grove Stafford	February 1, 2006
Dar Patel	February 1, 2006
Brian Hawkins	August 1, 2011
Tom Elliott	August 1, 2011
Jeffrey Brotman	August 1, 2011

ATTACHMENT B

INITIAL HOLDINGS REPORT AND ANNUAL HOLDINGS REPORT

To:                                                                             Assistant Compliance Officer

From:

Subject:                                                   Personal Securities Transactions

Pursuant to the Code of Ethics (the “Code”), you must submit an initial holdings report and an updated annual holdings report that lists all Reportable Securities (as defined in the Code) in which you have a direct or indirect Beneficial Ownership (as defined in the Code). You are not required to include all holdings of shares of open end investment companies (mutual funds).

Kindly complete the form below and return it to the Assistant Compliance Officer. The information set forth in an Initial Holdings Report and an Annual Holdings Report must be current as of a date no more than 45 days prior to the date on which the report is submitted.

Date	Title & Amount of Security (including exchange ticker symbol or CUSIP number, number of shares and principal amount)	Name of Broker, Dealer or Bank Maintaining Account At Which Any Securities are Maintained

(Please attach additional pages if you require more space)

I certify that the names of any brokerage firms or banks where I have an account in which any securities are held are disclosed above, except for the following:

Signed:

Print Name:

Date:

ATTACHMENT C

QUARTERLY CERTIFICATION REPORT

This report must be submitted to the Assistant Compliance Officer at the end of each calendar quarter.

Period of Report: From                                  to                                 .

I certify that I have provided brokerage statements covering all of my transactions in Reportable Securities in which I had any direct or indirect beneficial ownership during the period covered by this report.

Date	Description of Gift or Business Entertainment Event	Value

I certify that I have reported on this form all gifts that I have received and business entertainment events that I have attended or expect to attend during the period covered by this report.

Name of reporting person

Date:

ATTACHMENT D

POLICY STATEMENT ON INSIDER TRADING, PROCEDURES TO IMPLEMENT RFFM’S POLICY
AND CODE OF ETHICS

ACKNOWLEDGMENT

I hereby acknowledge receipt of the Resource Financial Fund Management, Inc. Policy Statement on Insider Trading, Procedures to Implement RFFM’s Policy and Code of Ethics and certify that I have read and understand them and agree to abide by them. I hereby represent that all my personal securities transactions will be effected in compliance with the Code of Ethics.

I also confirm that I have instructed all brokerage firms where I maintain an account in which Reportable Securities are held to supply duplicate copies of my trade confirmations and monthly and quarterly brokerage account statements to the Compliance Officer and reported to the Compliance Officer all transactions in which I had or obtained any direct or indirect beneficial ownership.

Date:

(Signature)

(Print Name)